                                                                    EXHIBIT 11.1
                           DRILEX INTERNATIONAL INC.

                           COMPUTATION OF NET INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                       THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                          SEPTEMBER 30,                 SEPTEMBER 30,
                                                                  ----------------------------  -----------------------------
                                                                      1996           1995           1996           1995
                                                                  -------------  -------------  ------------  ---------------
Net income                                                           $    1,279     $      574  $    1,898         $    1,140
                                                                                    ==========                     ==========
Interest expense on Convertible Promissory Note,
   net of tax                                                                --                         66
                                                                     ----------                 ----------
As adjusted for fully diluted computation                            $    1,279                 $    1,964
                                                                     ==========                 ==========
Weighted average common shares outstanding                            6,702,393      3,930,772   5,158,459          3,977,609
Incremental effect of shares issued during the
   twelve months prior to the filing date of
   the Registration Statement                                                --        277,597          --            277,921
Incremental shares attributable to outstanding
   stock options and warrants                                           147,708        171,049     157,388            114,127
                                                                     ----------     ----------  ----------         ----------
Weighted average common and common
   equivalent shares outstanding                                      6,850,101      4,379,418   5,315,847          4,369,657
                                                                                    ==========                     ==========
Incremental shares attributable to conversion
   of Convertible Promissory Note                                         7,869                    243,931
                                                                     ----------                 ----------
As adjusted for fully diluted computation                             6,857,970                  5,559,778
                                                                     ==========                 ==========
Net income per common and common equivalent share:
   Primary                                                           $      .19     $      .13  $      .36         $      .26
                                                                     ==========     ==========  ==========         ==========
   Fully diluted                                                     $      .19                 $      .35
                                                                     ==========                 ==========

Note: The computations in this exhibit are presented in accordance with Regulation S-K, Item 601(b)(11). Under the provisions of Accounting Principles Board Opinion No. 15, the fully diluted amounts are not presented in the Company's Consolidated Statement of Income, since such amounts are not dilutive.